Exhibit 99.1

Citizens Financial Corp. announces earnings for the first three quarters of 2006 of $1,654,000, or $.90 per share, compared to $1,425,000, $.76 per share, the same period last year. The improved performance reflects higher levels of both net interest income and noninterest income. Noninterest expense increased during the period, however, largely due to several one time costs. Many of those same expenses held third quarter income to $549,000 compared to $612,000 in the third quarter of last year.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.